Exhibit 1.2

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PROPOSED PRIVATISATION OF HTIL BY THE OFFEROR

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW)

DESPATCH OF SCHEME DOCUMENT AND OPTION PROPOSAL LETTERS

DISCLOSEABLE TRANSACTION AND CONNECTED TRANSACTION FOR HWL

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of Hutchison Telecommunications International Limited

The Scheme Document and a letter from Goldman Sachs on behalf of the Offeror to the HTIL Optionholders in relation to the Option Proposal, conditional upon the Scheme becoming effective, is expected to be despatched to the HTIL Shareholders, HTIL ADS Holders and HTIL Optionholders, respectively, on or about Monday, 15 March 2010.

The respective notices of the Court Meeting and the EGM to be held on Wednesday, 12 May 2010 are set out in the Scheme Document.

HTIL Independent Shareholders (including the HTIL ADS Holders) and HTIL Optionholders should consider carefully the recommendation of the HTIL Independent Board Committee and the factors, reasons and recommendation in relation to the Proposals as set out in the letter from Somerley, the independent financial adviser to the HTIL Independent Board Committee, contained in the Scheme Document before making a decision on the Proposals.

Having considered the principal factors and reasons as set out in the letter from Somerley contained in the Scheme Document, and as of the date of the Scheme Document, Somerley considers the terms of the Proposals to be fair and reasonable so far as the HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders are concerned and advises the HTIL Independent Board Committee (i) to recommend the HTIL Independent Shareholders to vote in favour of the resolution to approve the Scheme at the Court Meeting, and (ii) to recommend the HTIL Optionholders to accept the Option Proposal to cancel their Outstanding HTIL Share Options.

Having considered the terms of the Proposals and the advice from Somerley, as of the date of the Scheme Document, the HTIL Independent Board Committee considers (i) the terms of the Share Proposal to be fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) are concerned and recommends the HTIL Independent Shareholders (including HTIL ADS Holders) to vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to approve and give effect to the Scheme at the EGM; and (ii) the terms of the Option Proposal to be fair and reasonable so far as the HTIL Optionholders are concerned, and recommends the HTIL Optionholders to accept the Option Proposal if the Outstanding HTIL Share Options are not exercised on or prior to the Record Date.

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

Subject to all the conditions of the Share Proposal and the Scheme being fulfilled or waived, as applicable, the Scheme is expected to become effective on Monday, 24 May 2010. Details of these conditions are set out in the Scheme Document. The Scheme will lapse if it does not become effective on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct and as may be permitted by the Takeovers Code). HTIL Shareholders will be notified accordingly by announcement(s).

The Proposals constitute a discloseable transaction and a connected transaction for HWL under the Listing Rules.

INTRODUCTION

Reference is made to the 8 January Announcement, the announcement of HTIL on 15 January 2010, and the joint announcement of HWL, the Offeror and HTIL on 28 January 2010. Terms defined in the 8 January Announcement have the same meanings when used in this announcement, unless otherwise defined herein.

DESPATCH OF THE SCHEME DOCUMENT AND LETTER TO HTIL OPTIONHOLDERS

The Scheme Document and a letter from Goldman Sachs on behalf of the Offeror to the HTIL Optionholders in relation to Option Proposal, conditional upon the Scheme becoming effective, is expected to be despatched to the HTIL Shareholders, the HTIL ADS Holders and the HTIL Optionholders, respectively, on or about Monday, 15 March 2010.

The Scheme Document contains, among other things, further details about the Share Proposal, the Option Proposal, the Scheme, the expected timetable, the explanatory statement required under Order 102, Rule 20(4)(e) of the Rules of the Grand Court of the Cayman Islands 1995 (revised), information regarding HTIL, the letter from the HTIL Independent Board Committee, the letter from Somerley, the independent financial adviser to the HTIL Independent Board Committee, a notice of the Court Meeting and a notice of the EGM.

RECOMMENDATION OF THE HTIL INDEPENDENT BOARD COMMITTEE AND SOMERLEY

As announced in HTIL’s announcement dated 15 January 2010, the HTIL Independent Board Committee comprising Mr. Kwan Kai Cheong and Mr. Kevin Westley, both independent non-executive directors of HTIL, was established to advise the HTIL Independent Shareholders and the HTIL Optionholders in respect of the Proposals and Somerley has been appointed as the independent financial adviser to advise the HTIL Independent Board Committee in respect of the Proposals. The Scheme Document contains, among other things, a letter from Somerley giving its advice and recommendation to the HTIL Independent Board Committee on the Proposals.

HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders should consider carefully the recommendation of the HTIL Independent Board Committee and the principal factors, reasons and recommendation in relation to the Proposals as set out in the letter from Somerley contained in the Scheme Document before making a decision on the Proposals.

Having considered the principal factors and reasons set out in the letter from Somerley contained in the Scheme Document, and as of the date of the Scheme Document, Somerley considers the terms of the Proposals to be fair and reasonable so far as the HTIL Independent Shareholders (including the HTIL ADS Holders) and the HTIL Optionholders are concerned and advises the HTIL Independent Board Committee (i) to recommend the HTIL Independent Shareholders to vote in favour of the resolution to approve the Scheme at the Court Meeting, and (ii) to recommend the HTIL Optionholders to accept the Option Proposal to cancel their Outstanding HTIL Share Options. Having considered the terms of the Proposals and the advice from Somerley, as of the date of the Scheme Document, the HTIL Independent Board Committee considers (i) the terms of the Share Proposal to be fair and reasonable so far as the HTIL Independent Shareholders (including HTIL ADS Holders) are concerned and recommends the HTIL Independent Shareholders (including HTIL ADS Holders) to vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to approve and give effect to the Scheme at the EGM; and (ii) the terms of the Option Proposal to be fair and reasonable so far as the HTIL Optionholders are concerned, and recommends the HTIL Optionholders to accept the Option Proposal if the Outstanding HTIL Share Options are not exercised on or prior to the Record Date.

MEETINGS

The Court Meeting and the EGM will be held at 11:00 a.m. and 11:45 a.m. (or as soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned), respectively, on Wednesday, 12 May 2010 in the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong. The respective notices of the Court Meeting and the EGM are set out in the Scheme Document.

For the purpose of the Court Meeting and the EGM, dealings in the HTIL Shares are expected to be suspended from 9:30 a.m. on Wednesday, 12 May 2010, pending the release of the results of the Court Meeting and the EGM. Dealings in the HTIL Shares are expected to resume at 9:30 a.m. on Thursday, 13 May 2010, following the announcement of the results of the Court Meeting and the EGM.

HTIL Independent Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend and vote, in person or by proxy, at the Court Meeting. As at the Latest Practicable Date, the Offeror held 285,893,149 HTIL Shares and HTIHL held 2,619,929,104 HTIL Shares, representing approximately 5.938% and 54.417%, respectively, of the issued share capital of HTIL. Such HTIL Shares will not form part of the Scheme Shares and will not be voted on the Scheme at the Court Meeting.

As at the Latest Practicable Date, the LKS-Controlled Companies were interested in an aggregate of 266,621,499 HTIL Shares; the LKS-Trust Company was interested in 153,280 HTIL Shares; the CKH-Controlled Companies were interested in an aggregate of 52,092,587 HTIL Shares; the VL-Controlled Companies were interested in 2,519,250 HTIL Shares; the CF-Controlled Company was interested in 1,202,380 HTIL Shares; Mrs. Chow Woo Mo Fong, Susan, an executive director of HWL and a non-executive director of HTIL, was interested in 250,000 HTIL Shares; Mr. Frank John Sixt, an executive director of HWL and a non-executive director of HTIL, was interested in 17,000 HTIL ADSs; and Mr. George Colin Magnus, a non-executive director of HWL, was interested in 13,201 HTIL Shares and his wife was interested in 132 HTIL Shares; they are all presumed to be parties acting in concert with the Offeror under the Takeovers Code. HTIL Shares in which such parties are interested will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.

As at the Latest Practicable Date, members of the Goldman Sachs group (except those which are exempt principal traders and exempt fund managers, in each case recognized by the Executive as such for the purposes of the Takeovers Code) which are presumed to be acting in concert with the Offeror under the Takeovers Code were short on 25,548 HTIL ADSs (representing 383,222 HTIL Shares (approximately 0.008%)) and short on 66,800 HTIL swaps (representing 1,002,000 HTIL Shares (approximately 0.02%)).

Each of the LKS-Controlled Companies, the LKS-Trust Company, the CKH-Controlled Companies, the VL-Controlled Companies, the CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. George Colin Magnus and his wife will be required to abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme, but the HTIL Shares held by them will form part of the Scheme Shares.

The HTIL Shares held by the directors of HTIL will form part of the Scheme Shares and will be cancelled upon the Scheme becoming effective.

The HTIL Shares held by the Offeror and HTIHL, each of which is a wholly-owned subsidiary of HWL, will not form part of the Scheme Shares and will not be cancelled upon the Scheme becoming effective. As neither the Offeror nor HTIHL is a Scheme Shareholder, they will not take part in the Court Meeting.

All HTIL Shareholders whose names appear on the registers of members of HTIL as at the Meeting Record Date will be entitled to attend the EGM and vote, in person or by proxy, on (i) the special resolution to approve and give effect to the reduction of the share capital of HTIL as a result of cancelling and extinguishing the Scheme Shares; and (ii) the ordinary resolution to immediately thereafter restore the issued share capital of HTIL to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par, credited as fully paid, such number of new HTIL Shares as is equal to the number of Scheme Shares cancelled as a result of the Scheme, to the Offeror. Each of the Offeror and HTIHL has indicated that if the Scheme is approved at the Court Meeting, the HTIL Shares held by it will be voted in favour of the resolutions to be proposed at the EGM.

CLOSURE OF REGISTER OF MEMBERS OF HTIL

For the purpose of determining the entitlements of HTIL Independent Shareholders to attend and vote at the Court Meeting and the HTIL Shareholders to attend and vote at the EGM, the register of members of HTIL will be closed from Friday, 7 May 2010 to Wednesday, 12 May 2010 (both days inclusive). During such period no transfer of HTIL Shares will be effected. In order to qualify to vote at the Court Meeting and the EGM, all transfers accompanied by the relevant share certificates must be lodged with the Hong Kong share registrar of HTIL, Computershare Hong Kong Investor Services Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, WanChai, Hong Kong by not later than 4:30 p.m. on Thursday, 6 May 2010.  Provided that the Proposals are approved, the last day for dealing in the HTIL Shares on the Stock Exchange will be Monday, 17 May 2010. To qualify for entitlements under the Scheme if the Scheme becomes unconditional, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited by not later than 4:30 p.m. on Thursday, 20 May 2010.

HTIL ADS HOLDERS

HTIL ADS Voting Instruction Cards, which will be enclosed with the Scheme Document sent to the HTIL ADS Holders, should be returned to the HTIL ADS Depositary in accordance with the instructions on the HTIL ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on Tuesday, 4 May 2010. If an HTIL ADS Holder does not return the HTIL ADS Voting Instruction Card by this time, the HTIL Shares underlying his or her HTIL ADSs will not be voted at the Court Meeting or the EGM.

HTIL ADS Holders who wish to vote at the Court Meeting and the EGM directly will have to cancel their HTIL ADSs and withdraw the underlying HTIL Shares before 5:00 p.m. (New York time) on Wednesday, 28 April 2010 and have those HTIL Shares registered in their own name before 4:30 p.m. (Hong Kong time) on Thursday, 6 May 2010.  Such HTIL ADS Holders should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555.  HTIL ADS Holders wishing to cancel their HTIL ADSs and withdraw the underlying HTIL Shares will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled and will also be responsible for covering any fees charged by their financial intermediaries and any other fees, taxes and charges related to such cancellation and withdrawal.

HTIL OPTIONHOLDERS

For HTIL Optionholders who wish to accept the Option Proposal, Option Forms of Acceptance duly completed in accordance with the instructions on them together with the relevant certificate(s) or other documents evidencing the grant of the Outstanding HTIL Share Options and any documents of title or entitlement (and/or any satisfactory indemnity or indemnities required in respect thereof) must be lodged with the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong not later than 4:00 p.m. (Hong Kong time) on Monday, 24 May 2010 (or such later date and time as may be notified by Goldman Sachs or the Offeror), failing which the HTIL Optionholders will not receive any Option Proposal consideration.

CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME

Subject to all the conditions of the Share Proposal and the Scheme being fulfilled or waived, as applicable, the Scheme is expected to become effective on Monday, 24 May 2010. Details of these conditions are set out in the explanatory memorandum contained in the Scheme Document. The Scheme will lapse if it does not become effective on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct and as may be permitted by the Takeovers Code). HTIL Shareholders will be notified accordingly by announcement(s).  The directors of HTIL intend that the listing of the HTIL Shares on the Stock Exchange will be withdrawn if the Scheme is implemented and be maintained in the event that the Scheme is not approved or if it lapses.

Warning:

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to the conditions as set out in the Scheme Document being fulfilled or waived, as applicable, and thus the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

EXPECTED TIMETABLE

Hong Kong time
(unless otherwise stated)

Date of despatch of the Scheme Document	Monday, 15 March 2010

Latest time to cancel HTIL ADSs and withdraw the underlying HTIL Shares to vote directly at the Court Meeting and the EGM (Note 1 and Note 6)	prior to 5:00 p.m. on Wednesday, 28 April 2010
(New York time)

HTIL ADS facility closed for withdrawals of HTIL Shares (Note 6)	5:00 p.m. on Wednesday, 28 April 2010 to
9:00 a.m. on Thursday, 6 May 2010
(New York time)

HTIL ADS Voting Record Date (Note 6)	5:00 p.m. on Wednesday, 28 April 2010
(New York time)

Latest time for HTIL Optionholders to exercise their Outstanding HTIL Share Options in order to become entitled to vote at the Court Meeting and the EGM	5:30 p.m. on Thursday, 29 April 2010

HTIL ADS Voting Instruction Due Date - Latest time for receipt by the HTIL ADS Depositary of completed HTIL ADS Voting Instruction Cards from HTIL ADS Holders (Note 2 and Note 6)	10:00 a.m. on Tuesday, 4 May 2010
(New York time)

Latest time for lodging transfers of HTIL Shares in order to qualify for attending and voting at the Court Meeting and the EGM	4:30 p.m. on Thursday, 6 May 2010

Registers of members of HTIL closed for determination of entitlements of HTIL Independent Shareholders to attend and vote at the Court Meeting and of HTIL Shareholders to attend and vote at the EGM (Note 3)

Friday, 7 May 2010 to
Wednesday, 12 May 2010
(both days inclusive)

Latest time for receipt at the principal place of business of HTIL of forms of proxy in respect of (Note 4)
EGM	11:45 a.m. on Monday, 10 May 2010
Court Meeting	8:00 a.m. on Wednesday, 12 May 2010

Suspension of dealings in the HTIL Shares on the Stock Exchange	9:30 a.m. on Wednesday, 12 May 2010

Court Meeting (Note 5)	11:00 a.m. on Wednesday, 12 May 2010

EGM (Note 5)	11:45 a.m. on Wednesday, 12 May 2010
(or so soon thereafter as the Court Meeting convened for the same day and place shall have been concluded or adjourned)

Announcement of the results of the Court Meeting and the EGM	not later than 7:00 p.m. on
Wednesday, 12 May 2010

Resumption of dealings in the HTIL Shares on the Stock Exchange	9:30 a.m. on Thursday, 13 May 2010

Expected last day for dealing in the HTIL Shares on the Stock Exchange	Monday, 17 May 2010

Expected halt of trading in the HTIL ADSs on the NYSE	9:30 a.m. on Monday, 17 May 2010
(New York time)

Latest time to deposit HTIL Shares to create HTIL ADSs and to cancel HTIL ADSs and withdraw the underlying HTIL Shares (Note 6)	prior to 5:00 p.m. on Monday, 17 May 2010
(New York time)

Latest time for lodging transfers of HTIL Shares in order to qualify for entitlements under the Scheme	4:30 p.m. on Thursday, 20 May 2010

Court hearing of the petition to sanction the Scheme and to confirm the capital reduction (Note 6)	Friday, 21 May 2010
(Cayman Islands time)

Announcement of the result of the court hearing to sanction the Scheme and to confirm the capital reduction	Monday, 24 May 2010

Registers of members of HTIL closed for determining entitlements to qualify under the Scheme (Note 7 and Note 8)	from Monday, 24 May 2010

Latest time to accept the Option Proposal (Note 8 and Note 9)	4:00 p.m. on Monday, 24 May 2010

Record Date	4:30 p.m. on Monday, 24 May 2010

Effective Date (Note 6 and Note 10)	Monday, 24 May 2010
(Cayman Islands time)

Lapse of unexercised Outstanding HTIL Share Options (Note 6)	Monday, 24 May 2010
(Cayman Islands time)

Announcement of the Effective Date and the withdrawal of the listing of the HTIL Shares on the Stock Exchange	Tuesday, 25 May 2010

Expected withdrawal of the listing of HTIL Shares on the Stock Exchange becomes effective (Note 11)	9:30 a.m. on Tuesday, 25 May 2010

Expected permanent suspension of trading in the HTIL ADSs on the NYSE (Note 6 and Note 12)	Tuesday, 25 May 2010
(New York time)

Termination date of the HTIL ADS Deposit Agreement (Note 6)	Tuesday, 25 May 2010
(New York time)

Cheques for cash payment under the Share Proposal and the Option Proposal to be despatched	on or before Thursday, 3 June 2010

Expected delisting of the HTIL ADSs from the NYSE (Note 6 and Note 12)	Friday, 4 June 2010
(New York time)

Expected deregistration of the HTIL Shares and HTIL ADSs under the Exchange Act (Note 6)	Friday, 4 June 2010
(New York time)

HTIL ADS Payment Date (Note 6 and Note 13)	on or around Wednesday, 9 June 2010
(New York time)

HTIL Shareholders, HTIL ADS Holders and HTIL Optionholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change.

Notes:

1.

HTIL ADS Holders who wish to cancel their HTIL ADSs, withdraw the underlying HTIL Shares and become registered holders of HTIL Shares should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555.

2.

HTIL ADS Voting Instruction Cards should be returned to the HTIL ADS Depositary in accordance with the instructions on the HTIL ADS Voting Instruction Card as soon as possible and in any event no later than 10:00 a.m. (New York time) on 4 May 2010, the HTIL ADS Voting Instruction Due Date.  The HTIL ADS Deposit Agreement provides that if the HTIL ADS Depositary timely receives voting instructions from an HTIL ADS Holder which fail to specify the manner in which the HTIL ADS Depositary is to vote the Scheme Shares represented by HTIL ADSs held by such HTIL ADS Holder, such HTIL ADS Holder is deemed to have instructed the HTIL ADS Depositary to vote in favour of the items set forth in the voting instructions.

3.

The registers of members of HTIL will be closed during such period for the purpose of determining the entitlements of the HTIL Independent Shareholders to attend and vote at the Court Meeting and of the HTIL Shareholders to attend and vote at the EGM. This book close period is not for determining entitlements under the Scheme.

4.

Forms of proxy should be lodged, by hand or by post, with HTIL at its principal place of business at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, as soon as possible and in any event no later than the times and dates stated above. The pink form of proxy in respect of the Court Meeting may also be returned by facsimile at number (852) 2128 1771 marked for the attention of the “Company Secretary” not later than 8:00 a.m. (Hong Kong time) on 12 May 2010. If the pink form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting at the Court Meeting, who shall have absolute discretion as to whether or not to accept it. In order to be valid, the pink form of proxy for the Court Meeting and the white form of proxy for the EGM must be lodged no later than the latest times and dates stated above. Completion and return of a form of proxy for the Court Meeting or the EGM will not preclude an HTIL Independent Shareholder and HTIL Shareholder, respectively, from attending the relevant meeting and voting in person. In such event, the returned form of proxy will be deemed to have been revoked.

In the case of any Beneficial Owner whose HTIL shares are held by a Registered Owner (such as a nominee, depositary, trustee or authorised custodian), such Beneficial Owner should contact the Registered Owner and provide him/her/it with instructions in relation to the manner in which the HTIL Shares of the Beneficial Owner should be voted at the Court Meeting and/or EGM. Such instructions should be given before the latest time for the lodgement of forms of proxy in respect of the Court Meeting and EGM or otherwise in accordance with the instructions of the Registered Owner in order to provide the Registered Owner with sufficient time to accurately complete his, her or its proxy and to submit it by the deadline stated above. To the extent that any Registered Owner requires instructions from or arrangements to be made with any Beneficial Owner at a particular date or time in advance of the aforementioned latest time for the lodgement of forms of proxy in respect of the Court Meeting and/or the EGM, any such Beneficial Owner should comply with the requirements of the Registered Owner.

5.	The Court Meeting and the EGM will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong at the times and dates specified above.
6.

All references in this section to times and dates are references to Hong Kong times and dates, except as otherwise specified and other than references to (i) the latest time to cancel HTIL ADSs and withdraw the underlying HTIL Shares to vote directly at the Court Meeting and the EGM, the period during which the HTIL ADS facility will be closed for withdrawals of HTIL Shares, the HTIL ADS Voting Record Date, the HTIL ADS Voting Instruction Due Date, the time of the expected halt of trading in the HTIL ADSs on the NYSE, the latest time to deposit HTIL Shares to create HTIL ADSs and to cancel HTIL ADSs and withdraw the underlying HTIL Shares, the date of the expected permanent suspension of trading in the HTIL ADSs on the NYSE, the termination date of the HTIL ADS Deposit Agreement, the date of the expected delisting of the HTIL ADSs from the NYSE, the date of the expected deregistration of the HTIL Shares and HTIL ADSs under the Exchange Act, and the HTIL ADS Payment Date, all of which are New York time; and (ii) the expected date of the Grand Court hearing of the petition to sanction the Scheme and to confirm the capital reduction, the Effective Date and the date of the lapse of unexercised Outstanding HTIL Share Options, which are the relevant dates in the Cayman Islands. For reference only, New York time is 12 hours behind Hong Kong time, and Cayman Islands time is 13 hours behind Hong Kong time, in each case as at the date of the Scheme Document.

7.	The registers of members of HTIL will be closed as from such time and on such date for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.
8.

If HTIL Optionholders wish to qualify for entitlements under the Scheme, they must exercise their Outstanding HTIL Share Options in accordance with the HTIL Share Option Scheme and become registered holders of HTIL Shares by the time of closing of the registers of members of HTIL for determining entitlements to qualify under the Scheme.

9.      Option Forms of Acceptance, duly completed in accordance with the instructions on them, must be lodged with the Offeror at c/o HTIL, 20th Floor, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong not later than 4:00 p.m. on Monday, 24 May 2010 (or such later date as may be notified by Goldman Sachs or the Offeror), failing which the HTIL Optionholders will not receive any Option Proposal Price.

10.     The Scheme shall become effective upon all the conditions as stated in the Scheme Document having been fulfilled or (to the extent permitted) waived (as the case may be).

11.     If the Share Proposal becomes unconditional and the Scheme becomes effective, it is expected that the listing of the HTIL Shares on the Stock Exchange will be withdrawn at or before 9:30 a.m. on Tuesday, 25 May 2010, being the first trading day after the Effective Date.

12.     If the Share Proposal becomes unconditional and the Scheme becomes effective, it is expected that trading in the HTIL ADSs on the NYSE will be permanently suspended at 9:30 a.m. on Tuesday, 25 May 2010 (New York time), being the first trading day after the expected Effective Date, and that the listing of the HTIL ADSs on the NYSE will be terminated on or around Friday, 4 June 2010 (New York time).

13.     The proceeds received by the HTIL ADS Depositary (as the holder of the HTIL Shares underlying the HTIL ADSs through its nominee HKSCC Nominees Limited) upon cancellation of the Scheme Shares underlying the HTIL ADSs will be converted into US dollars by the HTIL ADS Depositary in accordance with the HTIL ADS Deposit Agreement and distributed to the HTIL ADS Holders on or around Wednesday, 9 June 2010 (New York time).  HTIL ADS Holders will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled in connection with the cancellation of their HTIL ADSs and distribution of the proceeds received by the HTIL ADS Depositary, which amount will be deducted from any distribution of proceeds.

GENERAL

The Scheme Document (in both English and Chinese versions) will be available on HWL’s website (www.hutchison-whampoa.com) and HTIL’s website (www.htil.com) from Monday, 15 March 2010.

LISTING RULES IMPLICATIONS ON HWL

The Proposals constitute a discloseable and a connected transaction for HWL under the Listing Rules.  As one or more of the applicable percentage ratios in respect of the Proposals will exceed 5% but all those applicable percentage ratios will be less than 25%, implementation of the Proposals will constitute a discloseable transaction for HWL under the Listing Rules.

As detailed in the 8 January Announcement, each of the LKS-Controlled Companies, the LKS-Trust Company, the CKH-Controlled Companies, the VL-Controlled Companies, the CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. George Colin Magnus, Mr. Lui Dennis Pok Man, Mr. Chan Ting Yu, Mr. John W. Stanton, Mr. Woo Chiu Man, Cliff and persons who are or were in the preceding 12 months directors of HWL or HTIL (or of other subsidiaries of HWL) is a connected person of HWL under the Listing Rules.  The aggregate payment by the Offeror of the Cancellation Price (in the total amount of approximately HK$744 million (on the basis of their respective shareholdings in HTIL as at the Latest Practicable Date)) to the aforesaid Connected Scheme Shareholders in consideration for the cancellation of their respective interests in HTIL Shares (and any payment of a similar nature to any other Connected Scheme Shareholders) will constitute a connected transaction for HWL under the Listing Rules.  The connected transaction will be subject only to the reporting and announcement requirements under Chapter 14A of the Listing Rules as one or more of the applicable percentage ratios in respect of such aggregate payment by the Offeror of the Cancellation Price to them will exceed 0.1% but all those applicable percentage ratios in respect of HWL will be less than 2.5%.

Furthermore, Mr. Christopher John Foll is an executive director of HTIL and is a connected person of HWL under the Listing Rules.  The acceptance by Mr. Christopher John Foll of the Option Proposal or, if any of his Outstanding HTIL Share Options are exercised before the Record Date, the payment by the Offeror of the Cancellation Price to him in consideration for the cancellation of his interest in HTIL Shares, will constitute a connected transaction for HWL under the Listing Rules.  Assuming that such connected person of HWL exercises all of his Outstanding HTIL Share Options before the Record Date, none of the applicable percentage ratios in respect of such payment by the Offeror of the Cancellation Price to him will exceed 0.1%.

Other details relating to the discloseable transaction and the connected transaction of HWL were contained in the 8 January Announcement and the circular to HWL’s shareholders dated 21 January 2010.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“8 January Announcement”	the announcement dated 8 January 2010 issued jointly by the Offeror, HWL and HTIL in relation to the Share Proposal

“Beneficial Owner”	any beneficial owner of HTIL Shares

“Effective Date”	the date on which the Scheme, if approved and sanctioned by the Grand Court, becomes effective in accordance with the Companies Law, which is expected to be 24 May 2010 (Cayman Islands time)

“EGM”

the extraordinary general meeting of HTIL to be held at 11:45 a.m. on 12 May 2010 (or so soon thereafter as the Court Meeting convened on the same day and place shall have been concluded or adjourned), or any adjournment thereof

“HTIL ADS Voting Instruction Card”	the voting instruction card for use by HTIL ADS Holders to provide instructions as to how to vote the HTIL Shares underlying their HTIL ADSs in connection with the Court Meeting and the EGM

“HTIL ADS Voting Instruction Due Date”

10:00 a.m. (New York time) on 4 May 2010, or such other time and date as shall have been determined by the HTIL ADS Depositary, being the latest time for receipt by the HTIL ADS Depositary of completed HTIL ADS Voting Instruction Cards from HTIL ADS Holders

“HTIL ADS Voting Record Date”

5:00 p.m. (New York time) on 28 April 2010, or such other time and date as shall have been determined by the HTIL ADS Depositary, being the record date for the purpose of determining HTIL ADS Holders entitled to provide instructions as to how to vote the HTIL Shares underlying their HTIL ADSs in connection with the Court Meeting and the EGM

“HTIL Independent Shareholders”	HTIL Shareholders other than the Offeror and parties acting in concert with it

“HTIL Optionholder(s)”	holder(s) of Outstanding HTIL Share Options

“Latest Practicable Date”	11 March 2010, being the latest practicable date for ascertaining certain information contained in the Scheme Document

“Meeting Record Date”

4.30 p.m. on 6 May 2010, or such other time and date as shall have been announced to the HTIL Shareholders, being the record date for the purpose of determining the entitlement of HTIL Independent Shareholders to attend and vote at the Court Meeting and the entitlement of HTIL Shareholders to attend and vote at the EGM

“Option Form of Acceptance”	the form of acceptance despatched to HTIL Optionholders in connection with the Option Proposal

“Option Proposal”	the conditional offer by Goldman Sachs on behalf of the Offeror to the HTIL Optionholders on the terms and subject to the conditions contained in the Scheme Document and the Option Proposal Letters

“Option Proposal Letters”	the letters dated 15 March 2010, setting out the terms and conditions of the Option Proposal sent separately to the relevant HTIL Optionholders, a sample of which is annexed to the Scheme Document

“Option Proposal Price”	the price per Outstanding HTIL Share Option payable in cash by the Offeror to the HTIL Optionholders on the terms and subject to the conditions of the Option Proposal

“Proposals”	the Share Proposal and Option Proposal

“Registered Owner”	any owner of HTIL Shares (including without limitation a nominee, trustee, depositary or any other authorised custodian or third party) entered in the registers of members of HTIL

“Share Proposal”	the proposal for the privatisation of HTIL by the Offeror by way of the Scheme

“Somerley”

Somerley Limited, a corporation licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO

By Order of the Board of Hutchison Whampoa Limited Edith Shih Company Secretary	By Order of the Board of Hutchison Telecommunications Holdings Limited Richard Chan Director

By Order of the Board of

Hutchison Telecommunications

International Limited

Edith Shih

Company Secretary

Hong Kong, 15 March 2010

As at the date of this announcement, the directors of HWL are:

Executive Directors:

Mr LI Ka-shing (Chairman)

Mr LI Tzar Kuoi, Victor (Deputy Chairman)

Mr FOK Kin-ning, Canning

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr LAI Kai Ming, Dominic

Mr KAM Hing Lam

Non-executive Directors: Mr George Colin MAGNUS Mr William SHURNIAK

Independent non-executive Directors:

The Hon Sir Michael David

KADOORIE

Mr Holger KLUGE

Mrs Margaret LEUNG KO May Yee

Mr William Elkin MOCATTA

(Alternate to The Hon Sir Michael David Kadoorie)

Mr WONG Chung Hin

The directors of HWL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of HTIL are:

Executive Directors: Mr LUI Dennis Pok Man Mr Christopher John FOLL Mr CHAN Ting Yu (also Alternate to Mr Lui Dennis Pok Man)	Non-executive Directors: Mr FOK Kin-ning, Canning (Chairman) Mrs CHOW WOO Mo Fong, Susan (also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt) Mr Frank John SIXT	Independent non-executive Directors: Mr KWAN Kai Cheong Mr John W. Stanton Mr Kevin Westley	Alternate Director: Mr WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll)

The directors of HTIL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.